NATIONAL LODGING CORP.
                                605 Third Avenue
                            New York, New York 10158




                                                       January 23, 1996


Mr. Carl Winston
Forte Hotels, Inc.
1973 Friendship Drive
El Cajon, CA  92020

Dear Carl:

               We are delighted that you have accepted our offer of employment. This letter will confirm our agreement with respect to your employment by National Lodging Corp. (the "Company").

1. Duties. Commencing as of January 23, 1996 (the "Effective Date"), you shall serve as Executive Vice President of Operations of the Company. In such capacity, you shall have such authority and perform such duties in relation to the business and affairs of the Company as are customarily associated with that position and as may from time to time be given to you by the Company's Board of Directors.

2. Term. Unless earlier terminated for cause as provided in section 4 hereof, the term of your employment shall be approximately one (1) year commencing on the Effective Date and ending February 28, 1997. Your employment with the Company shall continue thereafter on a year-to-year basis unless either party gives to the other written notice of its intent to end the employment. For the first two years of employment, such notice shall be given not later than ninety
(90) days prior to the scheduled commencement of the next one year term, and for all subsequent years, such notice shall be given not later than sixty (60) days prior to the scheduled commencement of the next one year term.

3. Compensation. In consideration of your employment hereunder, during the period of your employment, the Company shall pay you the following compensation, including the following annual salary, bonus and other fringe benefits:

               (a) Salary. The Company shall pay you a base salary of $180,000 per annum, payable in conformity with the Company's customary practices for executive compensation and subject to all applicable federal and state withholding, payroll and other taxes. Annual increases are at the sole discretion of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").


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               (b) Bonus. You shall be eligible for an annual bonus equal to up to 25% of your base salary. Such annual bonuses shall be paid to you at the sole discretion of the Compensation Committee.

               (c) Employee Benefits. You shall be entitled to participate, in accordance with the provision thereof, in any health, disability and life insurance and other employee benefit plans and programs (including paid vacations) made available by the Company to its executive management employees generally. The Company shall implement and utilize a relocation and travel policy for its executive management employees similar to the relocation and travel policy of HFS Incorporated as of the date of this Agreement.

               (d) Stock Option Grants. As of the Effective Date, you shall receive from the Company an option (the "Options") to purchase 85,000 shares of the Company's common stock at an exercise price equal to the current market price on the Effective Date, in accordance with the terms of the Company's 1994 Stock Option Plan. In accordance with such plan, the option agreement governing this grant shall provide that one-third of the Options shall vest each of the first, second and third anniversaries of the Effective Date.

4. Termination For Cause. The Company may, immediately and unilaterally, terminate your employment hereunder for "cause" at any time during the term of this Agreement upon written notice to you. The term for "cause" shall mean (a) intentional misconduct which might reasonably be expected to have a material adverse effect on the Company; (b) wrongful misappropriation, conviction of a felony, repeated drunkenness or drug addiction; (c) intentionally causing the Company to commit a violation of local, state, or federal laws; (d) gross negligence in the conduct or management of the Company not remedied within 30 days of receipt of written notice from the Company; (e) willful refusal to reasonably comply with the policy, directives or decisions of the Chief Executive Officer or President of the Company or willful refusal to perform the duties reasonably assigned to you by the Chief Executive Officer or President if such refusal continues for 30 days after receipt of written notice from the Company or occurs on a repeated basis; or (f) breach by you of Section 6 of this Agreement in any material respect. Any notice given by the Company pursuant to this section shall describe the activities which the Company believes constitute either gross negligence or willful refusal, as appropriate, and shall include a statement that the Company believes that such activities constitute "cause" under this Agreement.

5. Severance. In the event that the Company elects to end the Employee's employment pursuant to Section 2 hereof, on the last day of the Employee's employment hereunder, the Employee shall be entitled to (i) a lump sum payment equal the Employee's then current Base Salary for three months, and (ii) any benefits through the date of termination. The Company shall thereafter have no further obligation to the Employee except as required by law. Such severance payment shall not be paid to the Employee in the event that the Employee's employment is terminated pursuant to Section 4 hereof.

6. Confidential Information. You hereby agree that you shall not at any time, whether during or after the termination of your employment, divulge, use, furnish, disclose or make available to any person, association or company any of the trade secrets or confidential information concerning the organization, marketing plans and strategies, pricing policies,

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plans and strategies relating to acquisitions made or to be made by the Company, business, finances and financial information of the Company so far as they may come to your knowledge, except as may be required in the ordinary course of performing your duties as an officer of the Company or as may be in the public domain through no fault of yours or as may be required by law. You shall keep secret all matters of such nature entrusted to you and shall not attempt to use any such information in any manner which may injure or cause loss to the Company.

7. No Conflict. You represent that you are not a party to any agreement which would interfere with your employment by the Company or your ability to carry out you responsibilities and duties as an officer of the Company and that the execution of this Agreement and the performance of your duties hereunder would not be deemed a breach of any other agreement to which you are a party.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to you employment by the Company and supersedes any previous agreements or understandings between the parties.

9. Modification and Waiver. No modification or waiver of any of the provision herein contained shall be binding upon either of the parties hereto unless made in writing and signed by you and countersigned on behalf of the Company by a duly authorized officer thereof, provided, however, that no waiver or modification by the Company shall be effective without the consent of at least a majority of the Board of Directors then in office at the time of such modification or waiver. This Agreement contains the entire understanding between the parties hereto, and there are merged herein all prior, contemporaneous and collateral covenants, representations, undertakings and conditions made in connection with the subject matter hereof.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.


        If the foregoing is acceptable to you, please note your agreement in the space provided below.

                                    Very truly yours,


                             National Lodging Corp.


                            By:/s/ Martin L. Edelman

Agreed to:

/s/ Carl Winston
Carl Winston


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